SUBSIDIARIES OF JELD-WEN HOLDING, INC.* Legal Name Jurisdiction of Incorporation or Organization Pelican Insurance, Ltd. Bermuda J&W Risk Services, Inc. Oregon JELD-WEN, Inc. Delaware J B L Hawaii, Limited Hawaii JW International Holdings, Inc. Nevada JELD-WEN of Canada, Ltd. Canada JELD-WEN de Mexico, S.A. de C.V. Mexico JW Real Estate, Inc. Nevada JELD-WEN Chile S.A. Chile JW Global Holdings, Ltd. British Virgin Islands JELD-WEN European Holdings, LLC Delaware JELD-WEN ApS Denmark JELD-WEN Europe Ltd. United Kingdom JELD-WEN Danmark A/S Denmark JELD-WEN Deutschland Holding GmbH Germany JELD-WEN Deutschland GmbH & Co. KG Germany BOS GmbH Germany JELD-WEN Magyarország Kft. Hungary JELD-WEN Österreich GmbH Austria JELD-WEN Türen GmbH Austria JELD-WEN Schweiz AG Switzerland JELD-WEN Eesti AS Estonia JELD-WEN Sverige AB Sweden JELD-WEN Norge AS Norway JELD-WEN of Latvija, SIA Latvia JELD-WEN Suomi Oy Finland JELD-WEN France, S.A.S. France JELD-WEN UK Limited United Kingdom Domoferm GmbH & Co. KG Austria HSE, spol s.r.o. Czech Republic Domoferm Export GmbH Austria Domoferm Polska Sp. z.o.o. Poland Domoferm Hungaria Kft. Hungary Staalkozijn Nederland B.V. Netherlands * Pursuant to Item 601(b)(21)(ii) of Regulation S-K, the names of other subsidiaries of JELD-WEN Holding, Inc. are omitted because, considered in the aggregate, they would not constitute a significant subsidiary as of the end of the Company’s most recently completed fiscal year.